Exhibit 23.2

Tel: 214-969-7007 Fax: 214-953-0722 www.bdo.com	700 North Pearl, Suite 2000 Dallas, Texas 75201

Consent of Independent Public Accountants

Direct Fuels Partners, L.P.

Euless, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 22, 2013, relating to the consolidated financial statements of Direct Fuels Partners, L.P., which is contained in that Prospectus.

We also consent to the reference to us under the caption ‘‘Experts’’ in the Prospectus.

/s/ BDO USA, LLP

Dallas, Texas

May 14, 2013

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.